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                                                                   Exhibit 5(a)


                                       May 12, 1997


Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida  32202

Barnett Capital II
50 North Laura Street
Jacksonville, Florida 32202

Ladies and Gentlemen:



    We refer to Amendment No. 1 to the registration statement (the "Registration Statement") of Barnett Banks, Inc. ("Barnett") and Barnett Capital II (the "Trust") on Form S-4 filed with the Securities and Exchange Commission on May 12, 1997, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to (a) $200,000,000 aggregate liquidation amount of 7.95% Capital Securities of the Trust ("Capital Securities"), (b) $206,186,000 aggregate principal amount of 7.95% Junior Subordinated Debentures due 2026 of Barnett ("New Junior Subordinated Debentures") and (c) the guarantee of Barnett with respect to payment on liquidation or redemption of the Capital Securities (the "New Guarantee"), to be issued in exchange for a like liquidation amount of existing Capital Securities, a like principal amount of existing Junior Subordinated Debentures and an existing like Guarantee, respectively, which have not been registered under the Securities Act.

     In connection with the issuance of such securities, we have examined the Purchase Agreement dated as of November 21, 1996, among Barnett, the Trust, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc., the Amended and Restated Declaration of Trust of Barnett Capital II dated as of December 2, 1996, among Barnett and the trustees named therein, including The First National Bank of Chicago, as Property Trustee ("FNB"), the Indenture dated as of December 2, 1996, between Barnett and FNB, as trustee, (the "Indenture") and the Guarantee Agreement dated as of December 2, 1996 between Barnett and FNB, as trustee. In addition, we have examined such other statements, reports and certificates of Barnett and the Trust, certificates of public officials and other documents and instruments pertaining to Barnett, and have considered such questions of law, as we have deemed necessary and appropriate to render the opinions hereinafter expressed.


     We are admitted to the practice of law in the State of Florida and, except as set forth below, nothing contained herein shall be construed to be an opinion as to the effect of the laws of any jurisdiction other than the State of Florida and the United States of America as in effect on the date hereof.

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     Based on the foregoing, it is our opinion that:

     (a) The New Junior Subordinated Debentures have been duly authorized, and when duly issued, executed, authenticated and delivered in exchange for a like aggregate principal amount of Old Junior Subordinated Debentures in accordance with the provisions of the Indenture, will constitute valid and legally binding obligations of Barnett enforceable against Barnett in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (b) The New Guarantee has been duly authorized by Barnett and when duly executed, issued and delivered by Barnett in exchange for the Old Guarantee, assuming due authorization, execution and delivery by FNB, as trustee, will constitute a valid and legally binding obligation of Barnett, enforceable against Barnett in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (c) The statements in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences" are accurate and fairly summarize the matters referred to therein.

     We hereby consent to the use of our name in the Registration Statement as counsel for Barnett and the Trust who will pass upon the legality of Junior Subordinated Debentures and the Guarantee and certain United Stated federal income tax considerations and to the use of this opinion as an exhibit to the Registration Statement.

     In giving this consent, we do not thereby admit that we came within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,


                                       MAHONEY ADAMS & CRISER, P.A.